    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2000.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  ARQULE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   04-3221586
               (STATE OR OTHER JURISDICTION                                      (I.R.S. EMPLOYER
             OF INCORPORATION OR ORGANIZATION)                                IDENTIFICATION NUMBER)

                              19 PRESIDENTIAL WAY
                          WOBURN, MASSACHUSETTS 01801
                                 (781) 994-0300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              DR. STEPHEN A. HILL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ARQULE, INC.
                              19 PRESIDENTIAL WAY
                          WOBURN, MASSACHUSETTS 01801
                                 (781) 994-0300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                  MICHAEL E. LYTTON, ESQ.                                    JONATHAN L. KRAVETZ, ESQ.
                 LYNNETTE C. FALLON, ESQ.                                     SUZANNE D. ABAIR, ESQ.
                    PALMER & DODGE LLP                          MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                     ONE BEACON STREET                                         ONE FINANCIAL CENTER
             BOSTON, MASSACHUSETTS 02108-3190                               BOSTON, MASSACHUSETTS 02111
                      (617) 573-0100                                              (617) 542-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF            AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING           AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED             PER SHARE(1)              PRICE(1)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....   2,875,000 shares(2)           $18.03                $51,836,250               $13,685
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low prices on March 21, 2000 as reported by the Nasdaq National Market.
(2) Includes a total of 375,000 shares that are subject to an over-allotment option granted to the Underwriters.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED OR LEGAL.

PRELIMINARY PROSPECTUS       SUBJECT TO COMPLETION          DATED MARCH 27, 2000
--------------------------------------------------------------------------------

2,500,000 SHARES

[INSERT LOGO]

ARQULE, INC.

COMMON STOCK

--------------------------------------------------------------------------------

We are offering 2,500,000 shares of our common stock to be sold in this offering.

Our common stock is listed for trading on the Nasdaq National Market under the symbol "ARQL". On March 24, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $20.25 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                PER SHARE             TOTAL
---------------------------------------------------------------------------------------------
Public offering price                                           $                    $
---------------------------------------------------------------------------------------------
Underwriting discounts and commission                           $                    $
---------------------------------------------------------------------------------------------
Proceeds, before expenses, to us                                $                    $
---------------------------------------------------------------------------------------------

We have granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock to cover over-allotments at the public offering price per share less the underwriting discounts and commissions. If the option is exercised in full, the total underwriting discounts and commissions will be
$               and the total proceeds, before expenses, to us will be
$               . The underwriters expect to deliver the shares of common stock
in New York, New York on                            , 2000.

WARBURG DILLON READ LLC
                                   CHASE H&Q
                                                              CIBC WORLD MARKETS

               The date of this prospectus is             , 2000

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary......................    1
Risk factors............................    5

Use of proceeds.........................   10

Forward-looking statements..............   10

Market price of common stock and
  dividend policy.......................   11

Capitalization..........................   12

Selected consolidated financial data....   13

Management's discussion and analysis of
  financial condition and results of
  operations............................   14

Business................................   19

Management..............................   36

Underwriting............................   40

Legal matters...........................   42

Experts.................................   42

Where you can find more information.....   42

Incorporation of certain documents by
  reference.............................   42

--------------------------------------------------------------------------------
                                                                               I

Prospectus summary

The following is only a summary. You should carefully read the more detailed information contained elsewhere in this prospectus and the financial statements and the notes to the financial statements incorporated by reference in this prospectus. Investing in our common stock involves risk. Therefore, carefully consider the information provided on pages 4-8 under the heading "Risk Factors." Unless we indicate otherwise, all information in this prospectus assumes that the underwriters' overallotment option will not be exercised. We urge you to read the entire prospectus, including information incorporated by reference in this prospectus from our other filings with the SEC.

ArQule seeks to bridge the gap between genomics and clinical development by applying its proprietary technology platform and world class chemistry capabilities to drug discovery. Recent advances in genomics and the rapid progress in mapping the human genome are bringing about a revolution in scientists' understanding of the molecular mechanisms of disease. Genomics has created explosive growth in the number of new biological targets for the development of drugs. Fulfilling the promise of genomics, however, will require similar advances in the technology and systems used to design and test new chemical compounds which interact with these targets. Since these chemical compounds will become the medicines of the future, advances in chemistry technologies hold the key to unlocking the value of genomics.

The continued success of the pharmaceutical industry will depend on its ability to significantly reduce the time and cost required to bring a drug to market, to increase the number of candidates entering clinical development, and to improve the success rate of clinical testing. ArQule has built an integrated technology platform incorporating our proprietary automated AMAP Chemistry Operating System, patented processes and world class chemistry capabilities to address these critical needs of drug discovery.

ArQule offers a range of products and services tailored to our customers' needs for drug discovery assistance. Our products and services provide solutions for the lead generation, lead qualification and lead optimization components of the drug discovery process. We focus on making the drug discovery process more efficient, less expensive and more likely to result in better clinical candidates. We believe that, while no single technology platform will bridge the gap in the drug discovery process between genomics and the clinic, the integration of multiple emerging technologies will result in major efficiency gains. Our integrated technologies provide the following benefits:

- high-throughput, automated production of new chemical compounds using our AMAP Chemistry Operating System;

- discrete compounds of known structure, high purity and sufficient quantity for lead optimization;

- early availability of information on the relationship between the chemical structure of compounds and their suitability as potential drugs;

- compound libraries designed to increase the likelihood of generating marketable drugs;

- reduced screening costs by utilizing smaller, more focused libraries of compounds;

- cost-efficient profiling of compounds for desirable drug characteristics; and

- target validation through proprietary compound libraries which interact with targets.

We provide our products and services under collaboration agreements with a number of pharmaceutical companies, including Pfizer, Inc, Bayer AG, American Home Products Corporation, Solvay Duphar B.V., Monsanto Company, Sankyo Company, Ltd. and Johnson & Johnson, Inc.

We plan to continue to build our drug discovery capabilities by developing our own technologies and by in-licensing or acquiring new complimentary technologies. We seek to balance risk and reward over time through a combination of pharmaceutical collaborations, partnerships with biotechnology companies and internal discovery programs.

The offering

Common stock offered by us...........................  2,500,000 shares

Common stock to be outstanding after the offering....  15,972,538 shares(1)

                                                       We intend to use the estimated net proceeds of
                                                       $47.2 million that we will receive from the
                                                       offering for general corporate purposes,
                                                       including: working capital, expansion of existing
                                                       operations, investment in systems infrastructure
                                                       and new technologies, and for the acquisition of
Use of proceeds......................................  complementary technologies.

Nasdaq National Market Symbol:.......................  ARQL

(1) Based on 13,472,538 shares outstanding as of March 8, 2000. Excludes 2,246,210 shares issuable upon exercise of options outstanding as of March 16, 2000

How to contact us

Our executive offices are located at 19 Presidential Way, Woburn, Massachusetts, 01801, and our telephone number is (781) 994-0300. Our World Wide Web site is located at http://www.arqule.com. We do not intend for the information in our web site to be incorporated into any part of this Prospectus.

The terms "ArQule", "Mapping Array", and "Directed Array" are trademarks of ArQule that are registered in the U.S. Patent and Trademark Office. The terms "Compass Array", "AMAP", and "Custom Array" are trademarks of ArQule.

Summary consolidated financial data
(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
          STATEMENT OF OPERATIONS DATA:              1995      1996      1997      1998       1999
----------------------------------------------------------------------------------------------------

  Revenues........................................   $3,330    $7,255   $17,420   $22,193    $18,582

  Cost and expenses:

     Cost of revenue..............................    1,644     4,739    10,218    14,036     17,457

     Research and development.....................    2,095     3,076     4,704    10,427     14,260

     Marketing, general and administrative........    1,557     2,850     4,670     6,387      6,022
                                                    -------   -------   -------   -------   --------

       Total costs and expenses...................    5,296    10,665    19,592    30,850     37,739
                                                    -------   -------   -------   -------   --------

  Loss from continuing operations.................   (1,966)   (3,410)   (2,172)   (8,657)   (19,157)

  Interest income (expense), net..................     (286)      417     2,463     2,195      1,724
                                                    -------   -------   -------   -------   --------

  Net income (loss)...............................  $(2,252)  $(2,993)     $291   $(6,462)  $(17,433)
                                                    =======   =======   =======   =======   ========

  Basic net income (loss) per share...............    (7.93)   $(1.32)    $ .03    $(0.54)    $(1.38)
                                                    =======   =======   =======   =======   ========

  Weighted average common shares outstanding --
     basic........................................      284     2,272    11,282    12,031     12,606
                                                    =======   =======   =======   =======   ========

  Diluted net income (loss) per share.............   $(7.93)   $(1.32)     $.02    $(0.54)    $(1.38)
                                                    =======   =======   =======   =======   ========

  Weighted average common shares outstanding --
     diluted......................................      284     2,272    12,394    12,031     12,606
                                                    =======   =======   =======   =======   ========

                                                                  DECEMBER 31, 1999
                    BALANCE SHEET DATA:                         ACTUAL     ADJUSTED(1)
--------------------------------------------------------------------------------------

  Cash, cash equivalents and marketable securities..........    $36,421        $83,647

  Working capital...........................................     17,371         64,597

  Total assets..............................................     77,346        124,572

  Long-term debt............................................     10,700         10,700

  Total stockholders' equity................................     38,753         85,979

(1) Reflects the sale of the 2,500,000 shares of common stock offered by us hereby at an assumed public offering price of $20.25 per share, and the application of the net proceeds, after deducting the estimated offering expenses and underwriting discounts and commissions payable by us. See "Use of Proceeds."

--------------------------------------------------------------------------------
RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NEVER BECOME PROFITABLE.

From our inception in 1993 to December 31, 1999, we have incurred cumulative losses of approximately $34.5 million and we expect losses to continue for the next several years. These losses have resulted principally from the costs of our research activities and enhancements to our technology. We have derived our revenue primarily from:

- license fees;

- payments for product deliveries;

- milestone payments; and

- research and development funding paid under our agreements with our collaboration partners.

To date, except for during 1997, these revenues have not generated profits, nor have we realized any revenue from royalties from the sale by any of our collaboration partners of a commercial product developed using our technology. We cannot be certain that we will ever become profitable.

WE CANNOT GUARANTEE THAT OUR STRATEGY OF USING OUR INTEGRATED COMPOUND DISCOVERY TECHNOLOGIES TO ASSIST IN THE DEVELOPMENT OF NEW DRUGS AND OTHER PRODUCTS WILL EVER BE COMMERCIALLY SUCCESSFUL.

OUR APPROACH TO COMPOUND DISCOVERY HAS NOT YET YIELDED A COMMERCIALLY SUCCESSFUL DRUG OR AGROCHEMICAL PRODUCT.

Our strategy is to use our technology platform to rapidly identify, optimize and obtain financial interest in as many compounds with commercial potential as possible. This approach has not yet yielded any commercially successful drug or agrochemical product. In addition, we have recently reoriented our business and technology strategies to offer an integrated compound discovery solution, in addition to combinatorial chemistry products and services. Our new strategy may not be accepted by our potential customers. In particular, we have not proven that we can use our products successfully to assist our customers to conduct lead optimization. Our ability to succeed depends on our potential customers accepting our approach to combinatorial chemistry and integrated compound discovery as an effective tool in the discovery and development of compounds with commercial potential. If we cannot demonstrate that our approach can result in successful products, we may not be able to attract additional customers or to retain our existing customers.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

BECAUSE OF THE SPECIALIZED NATURE AND HIGH PRICE OF OUR SERVICES, OUR POTENTIAL CUSTOMER BASE IS LIMITED, AND THESE POTENTIAL CUSTOMERS MAY DECIDE TO TRY TO USE OUR APPROACH THEMSELVES WITHOUT OUR ASSISTANCE OR TRY OTHER METHODS.

Because we offer specialized assistance in the development of drugs and agrochemicals, our potential customer base consists of a limited number of pharmaceutical, biotechnology and agrochemical companies and research institutions. These companies have historically conducted lead compound identification and optimization within their own research departments. Because of the high cost of our products and programs, they may decide to conduct these activities without our assistance.

WE DEPEND ON COLLABORATION ARRANGEMENTS WITH THIRD PARTIES FOR OUR REVENUE AND CANNOT BE SURE WHETHER OUR COLLABORATIONS WILL SUCCEED OR WHETHER WE WILL REALIZE MUCH OF THE POTENTIAL REVENUE FROM OUR COLLABORATIONS.

WE DEPEND ON OUR COLLABORATIONS FOR MOST OF OUR REVENUES, AND WE WILL ONLY REALIZE MUCH OF THE POTENTIAL REVENUE UNDER THESE COLLABORATIONS IF WE SATISFY MILESTONES AND EARN ROYALTIES.

Our revenue stream and our business strategy depend largely on the formation of collaborative arrangements with third parties, initially pharmaceutical, biotechnology and agrochemical companies and research institutions. To date, we have entered into many of these arrangements. Much of the potential revenue from our collaborations consists of contingent payments, such as payments for achieving development milestones and royalties payable on sales of drugs or agrochemicals developed using our products. We cannot guarantee that these milestones will be achieved or that commercial drugs or other products will be developed on which royalties will be payable.

OUR ABILITY TO REALIZE POTENTIAL REVENUE FROM OUR COLLABORATIONS DEPENDS, IN LARGE PART, ON THE EFFORTS OF OUR PARTNERS, OVER WHICH WE HAVE LITTLE CONTROL.

Much of the revenue that we may receive under these collaborations will depend upon our partners' ability to successfully develop, introduce, market and sell new drugs and agrochemicals developed using our products. Our products will result in commercialized drugs and agrochemicals generating milestone payments and royalties only after, among other things:

- significant preclinical and clinical development efforts or the completion of preliminary field trials;

- the receipt of the required regulatory approvals;

- developing manufacturing capabilities; and

- successful marketing efforts.

With the exception of certain aspects of preclinical drug development, we do not currently intend to perform any of these activities. Accordingly, we will depend on our partners having the necessary expertise and dedicating sufficient resources to develop and commercialize products. Our collaboration partners may fail to develop or commercialize a compound or product to which they have obtained rights from us, because, among other reasons:

- they decide not to devote the necessary resources because of internal constraints or other development priorities;

--------------------------------------------------------------------------------
 6

RISK FACTORS
--------------------------------------------------------------------------------

- they decide to pursue a competitive potential drug or compound developed outside of the collaboration; or

- they cannot obtain the necessary regulatory approvals.

FOR OUR STRATEGY TO BE SUCCESSFUL, WE MUST CONTINUE TO ENTER INTO COLLABORATION AGREEMENTS WITH NEW PARTNERS AND WE MAY NOT BE ABLE TO DO SO AT ALL OR ON FAVORABLE ENOUGH TERMS.

To be successful, we must continue to enter into agreements with new partners to use our technology to develop potential drugs and agrochemicals. We may not be able to establish collaboration agreements with new partners, and we cannot guarantee that we will establish our arrangements on commercially acceptable terms.

OUR COMPETITORS MAY HAVE GREATER RESOURCES OR RESEARCH AND DEVELOPMENT CAPABILITIES THAN WE HAVE AND WE MAY NOT HAVE THE RESOURCES REQUIRED TO SUCCESSFULLY COMPETE WITH THEM.

The drug development business is highly competitive. We compete with many organizations that are engaged in attempting to identify and optimize compounds as potential drugs or agrochemicals. Many of these competitors have greater financial and human resources and more experience in research and development than we have. They include:

- biotechnology, pharmaceutical, agrochemical, combinatorial chemistry and other companies;

- academic and scientific institutions;

- governmental agencies; and

- public and private research organizations.

Historically, pharmaceutical and agrochemical companies have maintained close control over their research activities, including the synthesis, screening and optimization of potential drugs and agrochemicals. Many of these companies, which represent a significant potential market for our products and services, have developed or are developing internal combinatorial chemistry and other capabilities to improve productivity. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.

WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD HURT OUR ABILITY TO COMPETE.

We are highly dependent on the principal members of our scientific and management staff. The loss of one or more members of our staff could have a material adverse effect on our business. We do not maintain key person life insurance coverage on the life of any employee. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. We face intense competition for qualified personnel in our industry. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business.

WE FACE UNCERTAINTY IN RAISING ADDITIONAL FUNDS THAT MAY BE NECESSARY TO FUND OUR OPERATIONS.

Our capital requirements depend on many factors. If our operations do not become profitable before we exhaust existing resources, we will need to obtain additional financing, either through public or private

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

financings, including debt or equity financings, or through collaboration or other arrangements with corporate partners. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. If we raise additional capital through the sale of equity, or securities convertible into equity, your proportionate ownership in ArQule may be diluted. If we cannot obtain additional financing, we could be forced to delay or scale back our research and development programs. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaboration partners or others that may require that we relinquish rights to certain technologies, product candidates, products or potential markets.

OUR SUCCESS DEPENDS ON OUR ABILITY TO SCALE UP AND MANAGE OUR GROWTH.

Our success depends on the expansion and proper management of our operations. To be cost-effective in our delivery of services and products, we must enhance productivity by further automating our processes and technology. We also must successfully structure and manage multiple collaborative relationships. We may not succeed in our engineering efforts to further automate these processes. Also, we may not succeed in managing and meeting the staffing requirements of additional collaborative relationships.

WE DEPEND ON PATENTS AND OTHER PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT OUR BUSINESS.

Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. We cannot be certain that we will receive any additional patents, that the claims of our patents will offer significant protection of our technology, or that our patents will not be challenged, narrowed, invalidated or circumvented. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. We may also provoke these third parties to assert claims against us. The patent position of biotechnology firms is generally highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under many biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

In an effort to protect our trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. We cannot guarantee, however, that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

Others may sue us for infringing on their patent rights. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not

--------------------------------------------------------------------------------
 8

RISK FACTORS
--------------------------------------------------------------------------------

be available to us on acceptable terms, or at all. In addition, some licenses may be non-exclusive and, accordingly, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products.

RISKS RELATING TO THIS OFFERING

OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING
VOLUME.

The market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our operating performance. Many factors can have a significant adverse effect on our common stock's market price, including:

- announcements by us or our competitors of technological innovations or new commercial products;

- developments concerning our proprietary rights, including patent and litigation matters;

- publicity regarding actual or potential results relating to our or our partners' products or compounds under development;

- an unexpected termination of one of our partnerships;

- regulatory developments in the United States and other countries;

- general market conditions; and

- quarterly fluctuations in our revenues and other financial results.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS AND DELAWARE LAW MAY ADVERSELY AFFECT OUR STOCK PRICE.

Our certificate of incorporation, certain provisions of our by-laws and certain provisions of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving us. These provisions may have the effect of delaying or preventing a change of control without action by the stockholders and therefore, could adversely affect the price of our common stock.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS OF THIS OFFERING.

Our management will have broad discretion regarding how we use the net proceeds of the offering. Investors will be relying on the judgment of management regarding the application of the proceeds of the offering. The result and effectiveness of our use of the proceeds are uncertain.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate the net proceeds from the sale of 2,500,000 shares of common stock in this offering will be approximately $47.2 million after deducting the underwriting discount and estimated offering expenses payable by us. Our net proceeds are estimated to be approximately $54.4 million if the underwriters exercise their over-allotment option in full. We anticipate that these funds will be used for general corporate purposes, including working capital, the expansion of existing operations and investment in systems infrastructure and new technologies. Although we have no present commitments, agreements, or understandings and are not presently conducting negotiations with respect to any acquisitions, we may use a portion of the net proceeds to acquire complementary businesses or technologies. Our management will have broad discretion to allocate proceeds from this offering to uses that it believes are appropriate. Pending such uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

Forward-looking statements

This prospectus contains forward-looking statements, principally in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Generally, these statements can be identified by the use of phrases like "believe," "expect," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity," "future," "project," and similar terms and include statements about our:

- implementation of our corporate strategy;

- financial performance;

- ability to deliver our products to our corporate collaborators and to satisfy milestones so that we can earn future payments under our collaboration agreements;

- partners' ability to develop and commercialize products using our technology and pay us royalties on the sales of those products;

- ability to enter into future collaborations with pharmaceutical and biotechnology companies and academic institutions;

- product research and development activities and projected expenditures;

- spending the proceeds from this offering;

- cash needs;

- plans for sales and marketing; and

- results of scientific research.

These forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors." You should carefully consider that information before you make an investment decision. You should not place undue reliance on our forward-looking statements.

--------------------------------------------------------------------------------
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
--------------------------------------------------------------------------------

Market price of common stock and dividend policy

Our common stock commenced trading on October 16, 1996 on the Nasdaq National Market under the symbol ARQL. Quarterly high and low closing sale prices for the common stock as reported by the Nasdaq National Market are shown below.

                                                                 HIGH           LOW
--------------------------------------------------------------------------------------------
1998
First Quarter...............................................    $24.75         $16.38
Second Quarter..............................................     20.63          10.81
Third Quarter...............................................     13.25           4.22
Fourth Quarter..............................................      7.38           4.50

1999
First Quarter...............................................      7.50           4.38
Second Quarter..............................................      5.25           3.66
Third Quarter...............................................      7.06           4.25
Fourth Quarter..............................................     11.13           5.13

2000
First Quarter (through March 24, 2000)......................     37.50           8.25

The closing price of the common stock on March 24, 2000, as reported on the Nasdaq National Market was $20.25 per share. As of March 8, 2000, there were 89 holders of record of our common stock. We have never paid a cash dividend on our common stock and currently expect that future earnings, if any, will be retained for use in our business.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Capitalization

The following table sets forth, as of December 31, 1999, our actual capitalization and our capitalization as adjusted for this offering of 2,500,000 shares of common stock at an assumed public offering price of $20.25 per share (the closing price on March 24, 2000) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This table should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference into this prospectus.

                                                                   AS OF DECEMBER 31, 1999
                                                                HISTORICAL         AS ADJUSTED
                                                                         (UNAUDITED)
-----------------------------------------------------------------------------------------------------
                                                                        (In thousands)

Long-term liabilities, including current portion............     $13,225             $13,225

Stockholders' equity:

  Preferred stock, par value $0.01 per share; 1,000,000
    authorized, no shares issued and outstanding, as
    adjusted................................................          --                  --

  Common stock, par value $0.01 per share; 30,000,000 shares authorized, 12,864,225 shares issued and outstanding,
    15,364,225 shares issued and outstanding, as adjusted...         129                 154

  Additional paid-in capital................................      73,167             120,368

  Deferred compensation.....................................          (5)                 (5)

  Accumulated deficit.......................................     (34,538)            (34,538)
                                                                 -------             -------

Total stockholders' equity..................................      38,753              85,979
                                                                 -------             -------

Total capitalization........................................     $51,978             $99,204
                                                                 =======             =======

(1) Reflects the sale of the 2,500,000 shares of common stock offered by us hereby at an assumed public offering price of $20.25 per share, and the application of the net proceeds, after deducting the estimated offering expenses and underwriting discounts and commissions payable by us. See "Use of Proceeds."

--------------------------------------------------------------------------------
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

--------------------------------------------------------------------------------
Selected consolidated financial data

The selected financial data set forth below as of December 31, 1999 and 1998 and for each of the three fiscal years in the period ended December 31, 1999, are derived from our consolidated financial statements incorporated by reference in this prospectus, which have been audited. The selected financial data set forth below as of December 31, 1997, 1996, and 1995 and for the two fiscal years in the period ended December 31, 1996 are derived from audited consolidated financial statements not incorporated by reference in this prospectus.

This data should be read in conjunction with our consolidated financial statements and related notes thereto incorporated by reference in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

               STATEMENT OF OPERATIONS DATA:                              YEAR ENDED DECEMBER 31,
         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)             1995      1996      1997      1998       1999
--------------------------------------------------------------------------------------------------------------
  Revenues..................................................   $3,330    $7,255   $17,420   $22,193    $18,582
  Cost and expenses:
    Cost of revenue.........................................    1,644     4,739    10,218    14,036     17,457
    Research and development................................    2,095     3,076     4,704    10,427     14,260
    Marketing, general and administrative...................    1,557     2,850     4,670     6,387      6,022
                                                              -------   -------   -------   -------   --------
         Total costs and expenses...........................    5,296    10,665    19,592    30,850     37,739
                                                              -------   -------   -------   -------   --------
  Loss from continuing operation............................   (1,966)   (3,410)   (2,172)   (8,657)   (19,157)
  Interest income (expense), net............................     (286)      417     2,463     2,195      1,724
                                                              -------   -------   -------   -------   --------
  Net income (loss).........................................  $(2,252)  $(2,993)     $291   $(6,462)  $(17,433)
                                                              =======   =======   =======   =======   ========
  Basic net income (loss) per share.........................   $(7.93)   $(1.32)     $.03    $(0.54)    $(1.38)
                                                              =======   =======   =======   =======   ========
  Weighted average common shares outstanding -- basic.......      284     2,272    11,282    12,031     12,606
                                                              =======   =======   =======   =======   ========
  Diluted net income (loss) per share.......................   $(7.93)   $(1.32)     $.02    $(0.54)    $(1.38)
                                                              =======   =======   =======   =======   ========
  Weighted average common shares outstanding -- diluted.....      284     2,272    12,394    12,031     12,606
                                                              =======   =======   =======   =======   ========

                    BALANCE SHEET DATA:                                        DECEMBER 31,
                       (IN THOUSANDS)                          1995      1996      1997      1998      1999
-------------------------------------------------------------------------------------------------------------
  Cash, cash equivalents and marketable securities..........   $7,791   $37,086   $49,282   $33,870   $36,421
  Working capital...........................................    5,074    31,440    46,023    35,546    17,371
  Total assets..............................................   10,190    43,509    66,925    60,480    77,346
  Long-term debt............................................      911     1,728     1,213       306    10,700
  Total stockholders' equity (deficit)......................   (1,000)   34,621    57,340    54,267    38,753

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Management's discussion and analysis of financial condition and results of operations

OVERVIEW

We are engaged in the production and development of novel chemical compounds with commercial potential in the pharmaceutical, biotechnology, bioseparations and agrochemical industries. We primarily manufacture arrays of synthesized compounds for delivery to our customers for use in lead compound generation and lead compound optimization activities. We also offer other research and development services to meet the needs of our customers. In addition, we have established a number of joint drug discovery programs with biotechnology companies and academic institutions, and pursue a limited number of our own internal drug discovery programs.

We primarily generate revenue through our collaborative agreements for production and delivery of compound arrays and other research and development services. Under most of these collaborative agreements, we are also entitled to receive milestone and royalty payments if the customer develops products resulting from the collaboration. To date, we have received two milestone payments and no royalty payments. In addition, we have not yet realized any significant revenue from our joint discovery programs with biotechnology companies and academic institutions, or from our internal drug discovery programs. Quarterly variations in financial performance may be expected because levels of revenue are dependent on expanding or continuing existing collaborations, entering into additional corporate collaborations, receiving future milestones and royalty payments, and realizing value from ongoing drug discovery programs, all of which are difficult to anticipate.

We will continue to invest in technologies that enhance and expand our capabilities in drug discovery. These continued investments in technology are intended to enhance the novelty, diversity, and medical relevance of our compound arrays and to augment the power and scope of our chemistry capabilities. In addition to investments in technology, we may invest in internal lead optimization programs with the goal of delivering clinical candidates. In November 1999, we moved our main operations to a new facility in Woburn, Massachusetts, which includes 128,000 square feet of laboratory and office space. Investments of this nature may result in near term earnings fluctuations or impact the magnitude of profitability or loss.

We have incurred a cumulative net loss of $34.5 million through December 31, 1999. Losses have resulted principally from costs incurred in research and development activities related to our efforts to develop our technologies and from the associated administrative costs required to support those efforts. Our ability to achieve profitability is dependent on a number of factors, including our ability to perform under our collaborations at the expected cost, expand or continue existing collaborations, and realize value from the development and commercialization of products in which we have an economic interest, all of which are difficult to anticipate.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND 1999

REVENUE

Revenue for 1999 decreased $3.6 million to $18.6 million from $22.2 million for the same period in 1998. This decrease reflected the completion of our collaborative agreements with Roche and Abbott, while not

--------------------------------------------------------------------------------
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
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

yet recognizing significant revenues from the collaborative agreements entered into with Pfizer and Bayer in 1999.

COST OF REVENUE

Cost of revenue for 1999 increased $3.5 million to $17.5 million from $14.0 million for the same period in 1998. This increase is primarily attributable to the overhead and depreciation related to additional facilities and scientific personnel and the necessary supplies and overhead expenses related to the delivery of the Mapping Array and Directed Array sets pursuant to our collaborative agreements, as well as charges related to the relocation of our corporate headquarters in November 1999.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses for 1999 increased $3.9 million to $14.3 million from $10.4 million for the same period in 1998. This increase is the result of our ongoing efforts to augment and enhance our chemistry capabilities and related proprietary technologies.

MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

Marketing, general and administrative expenses for 1999 decreased $0.4 million to $6.0 million from $6.4 million for the same period in 1998. This decrease is the result of a reduction in the use of outside marketing and consulting services.

NET INTEREST INCOME

Net interest income for 1999 decreased $0.5 million to $1.7 million from $2.2 million for the same period in 1998. Lower interest income in 1999 resulted primarily from lower amounts available for investment in 1999.

NET LOSS

The net loss for 1999 was $17.4 million as compared to a net loss of $6.5 million for the same period in 1998. The net loss for 1999 is primarily attributable to decreased revenue, increased expenditures as we invested in new technologies to expand our drug discovery capabilities, and charges related to the relocation of our headquarters.

YEARS ENDED DECEMBER 31, 1997 AND 1998

REVENUE

Revenue for 1998 increased $4.8 million to $22.2 million from $17.4 million for the same period in 1997. This increase was primarily due to increased compound development revenue from work performed on and the delivery of Mapping Array and Directed Array sets under our collaborative agreements.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

COST OF REVENUE

Cost of revenue for 1998 increased $3.8 million to $14.0 million from $10.2 million for the same period in 1997. The increase is primarily attributable to the costs of additional facilities and scientific personnel and the necessary supplies and overhead expenses related to the performance of work and the delivery of the Mapping Array and Directed Array sets pursuant to our collaborative agreements.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses for 1998 increased $5.7 million to $10.4 million from $4.7 million for the same period in 1997. These increases are the result of our expansion of our chemistry capabilities and related proprietary technologies.

MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

Marketing, general and administrative expenses for 1998 increased $1.7 million to $6.4 million from $4.7 million for the same period in 1997. These increases are primarily associated with increased marketing and business development activities, and higher levels of administrative support in concert with our growth during 1998.

NET INTEREST INCOME

Net interest income for 1998 decreased $0.3 million to $2.2 million from $2.5 million for the same period in 1997. Lower interest income in 1998 resulted primarily from our need to utilize cash and marketable securities balances to finance operations and capital additions.

NET INCOME (LOSS)

The net loss for 1998 was $6.5 million as compared to net income of $0.3 million for the same period in 1997. The net loss for 1998 is primarily attributable to increased expenditures as we invested in new technologies to expand our drug discovery capabilities.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1999, we held cash, cash equivalents and marketable securities with a value of $36.4 million. Our working capital at December 31, 1999 was $17.4 million. We have funded operations through December 31, 1999 with sales of common stock, revenue from corporate collaborators and the utilization of capital equipment lease financing. We have maintained a master lease agreement since February 1994. Under the terms of this agreement, we funded certain capital expenditures through leases with terms of 42 months. As of December 31, 1999, we had utilized $4.5 million of the $8.5 million aggregate amount available under this lease financing facility. On March 18, 1999, we consummated a term loan agreement with Fleet National Bank to support our facilities expansion. As of December 31, 1999 we had utilized $14.0 million of the $15.0 million available under our term loan agreement with Fleet. We made our first two principal payments of $0.4 million each during 1999.

Net cash provided by operating activities was $12.8 million in 1999. Net cash used by operating activities was $7.6 million in 1998. Net cash provided by operating activities was $0.6 million in 1997. The positive

--------------------------------------------------------------------------------
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
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

cash from operating activities in 1999 primarily reflects payments received under our collaborative agreements. The negative cash flow from operating activities primarily reflects the net operating loss in 1998. The positive cash flow from operating activities in 1997 primarily reflects payments received from corporate collaborators.

Net cash used by investing activities for the years ended December 31, 1999 and 1998 was $28.1 and $3.7 million, respectively, primarily from fixed asset additions. Net cash used by investing activities during the year ended December 31, 1997 was $42.7 million, resulting primarily from the purchase of marketable securities from the proceeds of public offering of our common stock.

Net cash provided by financing activities for the years ended December 31, 1999, 1998 and 1997 was $13.8 million, $2.0 million and $20.7 million, respectively. The increase in 1999 primarily reflects proceeds from borrowings under the Fleet term loan, the increase in 1998 primarily reflects proceeds from the $2.0 million equity investment by American Home Products Corporation and the increase in 1997 primarily reflects proceeds from our April 1997 follow-on public offering of our common stock.

We expect that our available cash and marketable securities, together with operating revenues, investment income and the proceeds of this offering, will be sufficient to finance our working capital and capital requirements for the foreseeable future. Our cash requirements may vary materially from those now planned depending upon the results of our drug discovery and development strategies, our ability to enter into any additional corporate collaborations in the future and the terms of such collaborations, the results of research and development, the need for currently unanticipated capital expenditures, competitive and technological advances, acquisitions, and other factors. We can not guarantee that we will be able to obtain additional customers for our products and services, or that our products and services will produce revenues adequate to fund our operating expenses. If we experience increased losses, we may have to seek additional financing from the public or private sale of our securities, including equity securities. There can be no assurance that additional funding will be available when needed or on acceptable terms.

YEAR 2000 COMPLIANCE

We did not experience significant Year 2000 compliance issues with our internal systems. We established a project team to address Year 2000 risks. We also initiated various information technology enhancement projects intended to improve access to and dissemination of scientific and business information throughout our company to enhance development and operational efficiencies. As the costs associated with these initiatives were part of our continuing improvement process, they were recognized as incurred in 1999.

We do not currently have any formal information concerning Year 2000 compliance status of our customers and suppliers but we have received indications that most of our significant customers and suppliers successfully achieved Year 2000 compliance.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We are required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Dates of FASB Statement 133," on a prospective basis for interim periods and fiscal years beginning January 1, 2001. Had we implemented SFAS No. 133 in the current period, financial position and results of operations would not have been affected.

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                                                                              17

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

SEC Staff Accounting Bulletin No. 100, "Restructuring and Impairment Charges," issued in November 1999, expresses views of the Staff regarding the accounting for and disclosure of certain expenses commonly reported in connection with exit activities and business combinations. This includes accrual of exit and employee termination costs pursuant to Emerging Issues Task Force (EITF) Issues No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), and No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and the recognition of impairment charges pursuant to Accounting Principles Board (APB) Opinion No. 17, Intangible Assets, and Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," issued in December 1999, summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The statements in the Staff Accounting Bulletins represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

We are currently reviewing the impact of this pronouncement and these Staff Accounting Bulletins on us.

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

--------------------------------------------------------------------------------
Business

OVERVIEW

ArQule seeks to bridge the gap between genomics and clinical development by applying its proprietary technology platform and world class chemistry capabilities to drug discovery. Recent advances in genomics and the rapid progress in mapping the human genome are bringing about a revolution in scientists' understanding of the molecular mechanisms of disease. Genomics has created explosive growth in the number of new biological targets for the development of drugs. Fulfilling the promise of genomics, however, will require similar advances in the technology and systems used to design and test new chemical compounds which interact with these targets. Since these chemical compounds will become the medicines of the future, advances in chemistry technologies hold the key to unlocking the value of genomics.

Major pharmaceutical companies need to bring three to five new drugs to market each year to sustain expected growth and profitability. Historically, researchers have needed to evaluate at least 10,000 compounds for each drug that ultimately reaches the market. Even if drug candidates make it through discovery research into the first phase of human trials, up to ninety percent of these candidates fail to gain final approval. At this level of attrition, large pharmaceutical companies will need to add 30 to 50 drug candidates per company per year to their clinical development portfolios. Currently, the discovery research required to identify a drug candidate takes an average of six years to complete. It then takes an average of eight more years for the drug candidate to move through clinical development to the marketplace. The average investment required to bring a drug to the market, including the cost of failed candidates, is estimated to be in the range of $350 to $500 million. Consequently, the cost of failure is high.

The continued success of the pharmaceutical industry will depend on its ability to significantly reduce the time and cost required to bring a drug to market, to increase the number of candidates entering clinical development, and to improve the success rate of clinical testing. ArQule has built an integrated technology platform incorporating our proprietary AMAP Chemistry Operating System, patented processes and world class chemistry capabilities to address these critical needs of drug discovery.

THE DRUG DISCOVERY AND DEVELOPMENT PROCESS

   [Graphic depicting the drug discovery and development process from target identification to compound discovery to drug development]

                                  [FLOW CHART]

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                                                                              19

BUSINESS
--------------------------------------------------------------------------------

The drug discovery and development process depicted above includes three major components:

TARGET IDENTIFICATION: THE ROLE OF GENOMICS

Until recently, pharmaceutical researchers were limited to studying how approximately 400 biological targets interact with chemical compounds. Targets are proteins or other large molecules that play a fundamental role in the onset or progression of a particular disease. The number of available biological targets is being vastly expanded through genomics. Genomics is the science of identifying genes and their role in biological processes, including disease and other medical conditions. Scientists now use genomics to identify genes and the proteins they encode, including proteins that may become drug discovery targets. Advances in genomics are accelerating the process of target identification, thereby creating the potential for a wealth of new targets for drug discovery.

COMPOUND DISCOVERY: FROM TARGET TO DRUG CANDIDATE

The many potential targets identified through genomics are only the beginning of the process of discovering a potential drug. Through a process called target selection, scientists seek to confirm that a given target plays an important role in a disease process. Having identified an appropriate target, researchers identify chemical compounds that interact with the target in a process known as lead generation. Lead qualification is the process of selecting from a group of lead compounds those which have sufficient drug-like characteristics to justify further evaluation. In a process known as lead optimization, researchers seek to maximize the likelihood of a given lead compound becoming a drug by minimizing or eliminating those characteristics that might interfere with the desired effect. Researchers must consider a number of factors in optimizing a lead compound to become a clinical candidate, including effectiveness against the target and specificity for that target, as well as the following factors which are referred to by the acronym "ADMET":

- Absorption: whether the compound will be absorbed properly in the body

- Distribution: once absorbed, how the compound will be distributed throughout the body

- Metabolism: how the compound will change within the body

- Elimination: whether the compound will be removed from the body in a harmless way

- Toxicity: whether the compound might be toxic to the body and cause harmful side effects

Traditionally, researchers have optimized compounds for these various factors in a largely serial process. For example, researchers have optimized first for potency, followed by selectivity, and then for various ADMET properties.

DRUG DEVELOPMENT: FROM DRUG CANDIDATE TO MEDICINE

Following the discovery process, optimized lead compounds must undergo pre-clinical and clinical development and regulatory approval. This lengthy and expensive process can take ten years, with up to a 90% failure rate. Unfortunately, a high proportion of the failures occur in the latter, most expensive phases of the drug development process. For each approved drug, the total cost of discovery and development, including the cost of failed clinical candidates, is estimated to be between $350 and $400 million. These high risks are justified by the ultimate potential reward -- a share of the worldwide market for approved drugs, which in 1998 was approximately $300 billion.

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
BUSINESS
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THE COMPOUND DISCOVERY CHALLENGE

We believe that significant advances are being made in the productivity of the genomics and clinical development phases of drug discovery and development. However, for these advances to fulfill their potential to improve the efficiency of the overall drug discovery and development process, similar advances are required in the compound discovery phase. ArQule believes that the traditional compound discovery process is extremely inefficient and therefore represents a significant opportunity for value creation. ArQule seeks to use its integrated technology platform to overcome the following problems:

- DIFFICULTIES IN SELECTING TARGETS. The proliferation of targets will trigger a need to select those targets that a researcher should pursue further. The traditional approach to target selection encompasses a variety of molecular biology techniques which can be time consuming and labor intensive.

- POOR QUALITY OF INITIAL LEAD COMPOUNDS. Early in the discovery process, researchers typically lack information about the potential for a lead compound to become a drug candidate. Consequently, they cannot efficiently determine or predict which compounds have a greater chance of success or what changes can be made in the structure of a particular compound to improve its chances for success. The problems caused by this lack of information are intensified by the lack of diversity of the compounds screened. As a result, researchers typically select a single chemotype for further evaluation and optimization. A chemotype is a core chemical structure around which families of chemical compounds with similar structures can be created. If a particular chemotype proves difficult to optimize and no other chemotype is available, researchers may waste time and money pursuing related compounds with the same chemotype, which will share the same problems. Early availability of alternative chemotypes could increase the likelihood of success against a particular target.

- INEFFICIENT LEAD OPTIMIZATION PROCESS. Because researchers conduct lead optimization in sequential steps, rather than in parallel, the traditional compound discovery process is long and expensive. In the conventional lead optimization process, medicinal chemists analyze a lead compound's structure and use their experience to suggest changes that might produce the desired result for potency or an ADMET characteristic. Because changes to a compound's structure that enhance one desired feature of a compound may impair other desired features, the traditional, sequential lead optimization process is very inefficient, time-consuming and unpredictable.

The shortcomings in the current compound discovery process create two major problems for pharmaceutical researchers. First, due in part to the lack of early information about lead compounds and the lack of alternative chemotypes, very few lead compounds meet the minimum criteria to become clinical candidates. Second, of the lead compounds that meet the minimum criteria, too many are only marginally acceptable clinical candidates and are therefore more likely to fail during clinical development. Without improvements in this process, the current failure rate of drug candidates will continue and there will not be enough new drugs to fuel continued revenue and profit growth of the major pharmaceutical companies.

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                                                                              21

BUSINESS
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THE ARQULE INTEGRATED SOLUTION

ArQule has built an integrated technology platform incorporating our proprietary AMAP Chemistry Operating System, patented processes and world class chemistry capabilities to bridge the gap between targets and clinical candidates. Our technology provides the following benefits:

OUR AMAP CHEMISTRY OPERATING SYSTEM ALLOWS US TO PERFORM HIGH-THROUGHPUT, AUTOMATED PRODUCTION OF NEW CHEMICAL COMPOUNDS.

The compound discovery process requires efficient production of a wide range of chemical compounds. Lead generation requires a large number of screening compounds; lead optimization requires the rapid creation of structurally similar compounds, or analogs. The growth in available targets emerging from genomics will only increase these needs. Our AMAP Chemistry Operating System allows us to address these issues. The AMAP system forms the foundation of our parallel synthesis approach to combinatorial chemistry and consists of an integrated series of automated workstations that perform tasks such as weighing and dissolution, chemical synthesis, thermally-controlled agitation and reaction process development. The AMAP system also incorporates purification, quality control, the ability to re-format libraries and the ability to replicate libraries for multiple customers. Our proprietary Array Information Management and Process Control Management System (AIMS/PCMS) software controls and monitors the overall production process within the system. The AIMS/PCMS software allows us to capture information about every compound in the library, as well as to process this information and to audit test data.

Our AMAP Chemistry Operating System is highly modular, which makes it easy to expand production capacity and to add new capabilities. In addition, because the AMAP Chemistry Operating System incorporates proprietary processes, software, and equipment, and relies on highly trained operators, we believe that duplication of the system by others would be difficult or impossible. We hold U.S. and foreign patents, and have several pending patent applications, covering various aspects of the AMAP Chemistry Operating System.

WE DELIVER DISCRETE COMPOUNDS OF KNOWN STRUCTURE, HIGH PURITY AND IN SUFFICIENT QUANTITY FOR LEAD OPTIMIZATION.

Our proprietary AMAP Chemistry Operating System and parallel synthesis capabilities enable us to produce:

- DISCRETE COMPOUNDS WITH KNOWN STRUCTURES. Parallel synthesis allows us to produce hundreds of thousands of individual compounds of known structure every year. Consequently, we can immediately link target screening data to specific chemical structures, accelerating subsequent steps in the discovery process.

- COMPOUNDS WITH HIGH LEVELS OF PURITY. In 1999, the compounds in each of our screening libraries were at least 85% pure, on average, with many libraries exceeding 90% purity. The compounds in our lead optimization libraries routinely exceed 90% purity, and in many cases, exceed 95% purity. This high level of purity minimizes the incidence of inaccurate test results in the screening and optimization processes.

- SUFFICIENT QUANTITIES OF EACH COMPOUND USING REPRODUCIBLE METHODS. We produce milligram quantities of each compound, which are large quantities in comparison to the output of other combinatorial compound production methods. This amount allows researchers to conduct extensive screening and follow-up work without synthesizing additional quantities. Moreover, in the event that additional amounts of a compound are required, we can easily reproduce our compounds in relatively large, highly pure amounts needed for the later stages of drug discovery.

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WE CAN QUICKLY UNDERSTAND HOW LARGE AND SMALL VARIATIONS IN THE CHEMICAL
STRUCTURE OF A COMPOUND WILL ALTER ITS PROFILE AS A LEAD COMPOUND.

Our AMAP Chemistry Operating System has allowed us to create compound libraries based on more than one hundred distinct chemotypes. We continue to add more than 60 chemotypes to our compound libraries each year. The AMAP system also allows us to produce thousands of analogs for each chemotype. Screening these logically designed libraries results in data showing the relationship of large and small changes in compound structure to activity. With this structure-activity relationship data, we can rapidly design successive generations of compounds to accelerate the identification of a lead compound with improved performance.

WE DESIGN AND PRODUCE COMPOUND LIBRARIES WITH PRE-SELECTED CHARACTERISTICS FOR INCREASED LIKELIHOOD OF GENERATING MARKETABLE DRUGS.

Our scientists select chemotypes based on our understanding of drug-like characteristics and, in some cases, our knowledge of the targets. We then use proprietary software to evaluate and select building blocks to add to the core structures with the goal of creating compounds with the desired properties and diversity.

Currently, certain chemical structures with drug-like characteristics cannot be produced in high-throughput processes. Over the past several years, we have enhanced our AMAP system to enable us to expand the range of chemical structures with drug-like characteristics that we can produce in high-throughput processes.

WE REDUCE SCREENING COSTS BY UTILIZING SMALLER, MORE FOCUSED LIBRARIES OF COMPOUNDS.

To streamline the screening process, we have developed a method of accessing the complete chemical diversity of our compound collection using a proportionally representative subset called a Compass Array library. The Compass Array library contains a subset of representative compounds from our full Mapping Array libraries in the same proportions as they exist in the full libraries. The results of screening the Compass Array library will direct subsequent screening to those portions of the full library that are more likely to contain active compounds for that target. This enables our customers, by screening the approximately 50,000 compounds in our Compass Array library, to rapidly identify the most promising chemotypes for further evaluation without screening our full repository of over half a million compounds.

In addition, to the extent that structural information about a target is known, our AMAP system permits the creation of specialized, focused arrays of compounds biased toward that target. These libraries have the capability to streamline the lead generation and qualification process by allowing collaborators to focus on compounds most likely to be effective against the target.

WE CAN PERFORM COST-EFFICIENT PROFILING OF COMPOUNDS FOR DESIRABLE DRUG CHARACTERISTICS.

We are supplementing our AMAP system with profiling screens to assess ADMET characteristics in parallel with compound creation during the lead optimization process. By enhancing the throughput and automation of these screens, we will improve the cost-efficiency of generating ADMET data. This will allow us to have early access to ADMET characteristics of compounds. Early access to this data will allow us to optimize compounds for multiple ADMET properties in parallel, which will expedite the optimization process and help reduce late stage failures. Moreover, the relatively small size of our Compass Array library makes it feasible for us to obtain and store ADMET profiling data on all of the compounds in the library. This ADMET profiling data will lead to informed decisions as to which initial screening hits should be pursued for further optimization.

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WE CAN USE OUR DIVERSE CHEMISTRIES TO ASSIST IN TARGET SELECTION.

We have created compound libraries consisting of small molecules which interact with a significant number of disease targets. In circumstances where researchers have identified interesting targets of unknown function, we can provide libraries which will allow researchers to clarify the role of these targets in disease. Using chemistry in this way also allows rapid initiation of the lead optimization process based on the compounds which have been identified.

ARQULE'S STRATEGY

Using our proven technology platform and drug design expertise, we seek to become the premier independent partner for lead generation, qualification and optimization programs. We believe we can reduce the time and cost of the compound discovery process and improve the quality of the compounds that advance to the clinic. Our strategy includes the following:

- CONTINUE TO INVEST IN CORE TECHNOLOGIES. We will continue to design improved compounds and to create libraries that streamline the process of generating, qualifying and optimizing lead compounds. We believe we can streamline these processes by (a) reducing the number of compounds that need to be screened without sacrificing diversity, (b) providing early structure-activity and ADMET data, and (c) performing optimization in parallel rather than in the traditional serial process. We plan to continue to build our drug discovery capabilities by developing our own technologies and by in-licensing or acquiring complimentary technologies.

- BALANCE THE RISKS AND REWARDS OF DRUG DISCOVERY. We seek to balance risk and reward over time by pursuing three types of collaborations with different risk/reward profiles.

        - Pharmaceutical Collaborations. We will continue to pursue collaborations with pharmaceutical companies to provide near-term revenues in the form of up-front payments and annual license fees. In comparison to typical biotechnology collaborations, these collaborations offer lower long term royalties and milestones but higher current cash flow.

        - Biotechnology Collaborations. Our biotechnology collaborations offer longer-term revenue potential, with a higher risk/reward profile. We will seek to establish dedicated and focused partnerships with companies that have a relatively large number of validated targets or a strong proprietary position in a specific therapeutic area. In these collaborations, we will seek to advance a compound through the discovery process in conjunction with our partner on an equal cost-sharing basis. We will then enter into commercialization agreements with pharmaceutical company partners at an appropriate point in the development process, sharing equally in future milestone and royalty revenues with our biotechnology partner.

        - Pursue In-House Drug Discovery. As the final part of our balanced strategy, we plan to identify and in-license targets and to take these compounds through the optimization process at our own risk and expense. We would then out-license these optimized compounds as clinical candidates to other companies in exchange for cash payments plus potential milestone and royalty payments. We believe that licensing drug candidates to outside companies at later stages of the discovery process would make it possible to capture higher downstream royalty rates for good clinical candidates.

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ARQULE'S TECHNOLOGY

We offer solutions to the shortcomings of the compound discovery process through our world class chemistry capabilities which integrate our scientific personnel, proprietary computer informatics software, and customized robotic workstations. Our AMAP Chemistry Operating System, which forms the foundation of our technology, is a highly automated and integrated series of chemistry workstations and processes designed to enable rapid, parallel generation of thousands of novel, pure, diverse and spatially-addressed arrays of compounds. The AMAP system represents the integration of proprietary and patented technologies in seven areas that results in a consistent, well-defined, well-monitored, reproducible and flexible process consisting of the following steps:

- library design

- process chemistry

- production

- purification

- quality control

- culling and reformatting

- replication

LIBRARY DESIGN

To design a library, we first select a chemotype that will be represented within the library; the chemotype may be target-based or selected to increase the diversity of the library. We select chemotypes based on input from our scientists and scientific advisory board as well as information from our collaborators, literature searches, and biological data. At this stage in library design, we also identify the potential chemical components or building blocks needed to create compounds in the library.

Our Library Design department uses proprietary ArQule Reactor(TM) and MapMaker(TM) software to evaluate and then select those building blocks which will create compounds with the desired properties and diversity. The software then creates a virtual library of compounds resulting from the reaction of the chosen building blocks. Our designers calculate the properties of these compounds and assess their diversity. A resulting list of recommended building blocks serves as the starting point for the Process Chemistry department.

PROCESS CHEMISTRY

Before synthesizing an array of actual compounds, the recommended building blocks must be qualified, and reaction conditions developed by the Process Chemistry department. Using the list of recommended building blocks from Library Design, the Process Chemistry department:

- assesses the solubility and reactivity of all building blocks;

- obtains full characterization of the resulting compounds;

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- identifies optimal reaction conditions; and

- transitions the production process from bench-scale to an automated process.

Our Process Chemistry department uses a series of automated workstations to evaluate the solubility and reactivity of the building blocks. The automation capabilities of the Process Chemistry department include the following components:

- Small-Scale Weighing and Dissolution. Weighs and dissolves building blocks and prepares racks of building block solutions for use in chemical synthesis.

- Small-Scale Chemical Synthesis. Enables distribution of building blocks to pre-defined reactors for multi-step chemical reactions.

- Reaction Workup. Removes catalysts, salts, bases, or other extraneous elements of building blocks. Includes liquid-liquid extraction and separation methods.

- Quality Control. Analyzes reaction products to confirm chemical structure, yield and purity.

Once the building blocks and reaction conditions are optimized, the resulting list of building blocks and synthetic protocols serves as the basis for synthesis of the full library by the Production department.

PRODUCTION

Our Production department synthesizes libraries of compounds using a series of automated workstations similar to those used in process chemistry. Each workstation in the production process, however, has a higher throughput capacity to support synthesis of a greater number of compounds.

The overall production process is controlled and monitored by our proprietary Array Information Management and Process Control Management System (AIMS/PCMS) software. With this software, we can track the production process throughout synthesis, characterization, analysis, and final registration into our library collection. In addition to controlling various aspects of the AMAP system, the AIMS/PCMS software also collects and stores data in two databases, one for storing information about compounds and a second for storing process information and workstation audit data.

Following production, arrays are transferred to either our Quality Control or Purification department. Some libraries need to be purified before Quality Control, while other arrays move directly to Quality Control.

PURIFICATION

Our Purification department uses two separation methods to purify compounds and confirm their structure. Using our proprietary PrepQule(TM) method, all fractions from an HPLC run are collected and subjected to flow-injection mass spectrometry analysis for identification of the fraction(s) containing the desired compound. Using the commercially available FractionLynx(TM) method, only those HPLC fraction(s) containing the expected molecular weight are collected and analyzed by mass spectrometry.

Following identification of fractions containing desired product from either method, samples are concentrated, quantified, reconstituted, and sent to the Quality Control department for final analysis.

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QUALITY CONTROL

Our Quality Control department develops the analytical methods used to evaluate compound arrays and evaluates libraries as they arrive from our Production and Purification departments. Once a library has arrived in Quality Control, a sequence list is generated using the AIMS/PCMS software. This list indicates which analytical method will be used to analyze the library and interfaces with customized software that controls the liquid handling systems enabling automated analyses. AIMS/PCMS software enables us to view quality control data for individual compounds, plates, or entire libraries. The AIMS/PCMS software also produces a customized report based on quality control data. Data can be automatically compiled for all the plates in an array, a specific production run, a specific plate, or for the original plates of building blocks.

CULLING AND REFORMATTING

Based on analytical results and purity selection criteria, we may remove some compounds from an array. The AIMS/PCMS software displays the analytical results for each compound in an array using color-coding based on user defined thresholds to rapidly and efficiently select individual compounds that should not be included in the array. Once we select individual compounds to be culled, the plates are automatically reformatted. This eliminates the spaces in the array formerly containing the undesired compounds.

REPLICATION

Following final quality control assessment, arrays that will become part of our Mapping Array repository are sent to our Replication department. Portions of each compound are removed from the master plates and used to create sets of plates that are shipped to our collaborators. We then replicate and store additional sets of plates in our cold room storage facility.

ARQULE'S COMPOUND DISCOVERY PRODUCTS

ArQule offers a range of products and services tailored to our customers' needs for drug discovery assistance. Our products and programs provide solutions for the lead generation, lead qualification and lead optimization components of the compound discovery process. We focus on making the compound discovery process more efficient, less expensive and more likely to result in better clinical candidates. We believe that, while no single technology platform will bridge the gap in the drug discovery process between genomics and the clinic, the integration of multiple emerging technologies will result in major efficiency gains. In the past, we focused primarily on production and licensing of compound libraries. We intend to offer our range of products and services both to customers who need assistance with a specific aspect of the discovery process and to customers desiring a complete compound discovery solution. We believe that our integrated technologies will enable our collaborators to identify and optimize drug candidates in a faster, less-expensive and more reliable way. The following diagram depicts the integration of our compound discovery products.

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                        Our Compound Discovery Products

                [Graphic depicting how ArQule's products can be
                    used in the compound discovery process]

                                  [Flow Chart]

MAPPING ARRAY PROGRAM

We offer our Mapping Array libraries to our collaborators to screen against their biological targets in order to identify lead compounds. Collaboration partners can also use our Mapping Array libraries in conjunction with our Compass Array library or our Target Biased Array libraries to screen compounds in a more efficient and cost-effective way. We grant subscribers a non-exclusive license for screening. We grant subscribers an exclusive license on active compounds identified. We also use our Mapping Array libraries for our own discovery programs.

Our Mapping Array program provides:

- LARGE NUMBERS OF HIGHLY PURE COMPOUNDS IN SPATIALLY ADDRESSABLE ARRAYS. Using a combination of technologies including the AMAP Chemistry Operating System, we produce significant numbers of highly pure, small, drug-like compounds in spatially addressable arrays of 96-well plates with a single compound in each well.

- HIGHLY ORGANIZED ARRAYS ALLOW RAPID SCREENING AND OPTIMIZATION. We design Mapping Array compounds with systematic variation of diverse building blocks on multiple scaffolds. As a result, each compound in the array differs from adjacent compounds by a single structural modification.

  This allows structure-activity relationship data to be generated from primary screening data. This patented, proprietary process allows researchers to rapidly navigate through a logically organized series of modifications to the core chemical structure of the compound and to rapidly optimize active molecules.

- INCREASED CHEMICAL DIVERSITY EACH YEAR. Each year, we add 200,000 new compounds to our Mapping Array repository, including 60 or more new chemotypes.

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COMPASS ARRAY PROGRAM

We offer our Compass Array program to our collaborators as a focused and streamlined approach to lead generation and qualification. We designed the Compass Array library to identify rapidly those arrays contained within our Mapping Array repository that warrant further evaluation without the need to screen the entire compound library. Our Compass Array library contains approximately 50,000 compounds representing a 12.5% subset of the entire chemical diversity contained in our Mapping Array repository.

                       Compass Array Screening Advantage

   [Graphic depicting the relationship between ArQule's Mapping Array(TM) and
                          Compass Array(TM) Libraries]

                                  [Flow Chart]

Researchers can use screening results from the Compass Array library to identify arrays from the Mapping Array repository that are of interest. We then supply our collaborator with the arrays that they identify, which average 3,000 compounds per array. Further screening of these full arrays identifies additional potent, selective compounds of interest. This process ensures that the related compounds within any active chemotype have been tested and that the structure-activity relationship patterns within the corresponding Mapping Array libraries have been thoroughly explored.

DIRECTED ARRAY PROGRAM FOR LEAD OPTIMIZATION

We offer Directed Array libraries for use in lead optimization. We create Directed Array libraries as focused collections containing between 1,000 and 2,500 analogs of the lead compound. The collaborator receives each compound in a single well format, and we arrange the library in accordance with our patented, spatially-addressable array format to facilitate collection and analysis of structure-activity relationship data. We also send information files with each library that define the structures and molecular weights for all of the compounds along with their exact location (plate, column, row) within the array.

In the past, we have used the Directed Array program to take a lead compound provided by our collaborator through a parallel process of systematic structural modifications to enhance and maximize the potency of the compound. In the future, we intend to offer a Directed Array program as part of an integrated process for general lead optimization, which would seek to optimize a lead compound for selectivity and ADMET criteria in addition to potency. Under this proposed program, we envision taking a collaborator's lead compound through a parallel process of systematic structural modifications and testing to select and optimize many of the desired compound features, including potency, selectivity and ADMET

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criteria. By using lead compounds derived from our libraries, we anticipate that we will have greater flexibility in pursuing lead optimization because:

- we will have more usable information about the structure of the compound;

- we will have easier access to analogs from our own libraries; and

- we will have greater knowledge of possible back-up compounds and alternative structures generated from "hits" detected in our libraries during the screening and lead generation and qualification process.

TARGET-BIASED ARRAY

We also intend to develop and offer specialized, focused arrays of compounds biased toward particular targets. Under this program, we envision collaborators providing us with information about their own proprietary targets so that we can then use our expertise in combinatorial chemistry and library building to assemble focused libraries of compounds most likely to have an affinity for that target. These libraries would streamline the lead generation and qualification process by allowing collaborators to focus on compounds most likely to be effective against that target.

CUSTOM ARRAY PROGRAM

Our Custom Array program generates custom compound libraries based on specifications provided by a collaborator. This results in compounds which are exclusively available to an individual collaborator.

AMAP TECHNOLOGY TRANSFER

We offer our customers an option of licensing our AMAP Chemistry Operating System on a non-exclusive basis, allowing them to produce their own combinatorial libraries.

Two sizes of the AMAP Chemistry Operating System are available: a large-scale AMAP Chemistry Operating System capable of producing more than 200,000 compounds per year; and a small-scale AMAP Chemistry Operating System capable of producing between 50,000 and 100,000 compounds per year. Transfers of both the large-scale and small-scale systems include equipment, training and installation.

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OUR COLLABORATIONS

PHARMACEUTICAL COLLABORATIONS

The following table summarizes our collaborations with pharmaceutical companies.

COMPANY                       PRODUCTS/SERVICES PROVIDED
------------------------------------------------------------------------------------------

Pfizer                        Technology transfer of AMAP Chemistry Operating System and
                                Custom Array libraries
Bayer                         Custom Array libraries

American Home Products,       Mapping Array and Directed Array libraries
  Wyeth-Ayerst Division
Solvay Duphar                 Mapping Array and Directed Array libraries and a
                                non-exclusive license to our AMAP Chemistry Operating
                                System
Monsanto/G.D. Searle          Mapping Array, Directed Array and Compass Array libraries
                                and lead optimization services
Sankyo                        Mapping Array and Directed Array libraries
Johnson & Johnson             Mapping Array libraries
Abbott Laboratories(1)        Mapping Array and Directed Array libraries
Roche Bioscience(1)           Directed Array libraries

(1) The collaboration portion of these agreements ended in March 1999, but the collaboration partner is still obligated to make payments upon the achievement of specified milestones and to pay royalties on sales of drugs that may result from the collaboration.

PFIZER

In July 1999, we entered into a four and one half year technology acquisition agreement with Pfizer, Inc. We will manage and staff a dedicated facility containing an AMAP Chemistry Operating System for Pfizer in Medford, Massachusetts. The facility will produce Custom Array libraries exclusively for Pfizer. In addition, we will train Pfizer staff to use our AMAP Chemistry Operating System. At the end of the collaboration, Pfizer will receive a non-exclusive license to the AMAP Chemistry Operating System. We expect to receive up to $117 million dollars over the term of the agreement. We have received a $16 million upfront payment and will potentially receive up to $27 million per year for compound production, technology access, and operating costs. Pfizer will pay no milestones or royalties to us on compounds which they develop and market.

BAYER

In October 1999, we entered into a three-year collaboration with Bayer to produce Custom Array libraries. We received a $3 million upfront payment and will receive up to an additional $27 million during the term of the agreement in delivery and success fees. Bayer will pay no milestones or royalties to us on compounds which they develop and market.

AMERICAN HOME PRODUCTS, WYETH-AYERST DIVISION

In July 1997, we entered into an agreement with Wyeth-Ayerst Pharmaceuticals, a division of American Home Products Corporation. Under this agreement, Wyeth-Ayerst subscribed to our Mapping Array program and has committed to a minimum number of Directed Array Programs. Wyeth-Ayerst made a $2 million equity investment in ArQule in June 1998. The total value of this agreement is up to $26.2 million

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in committed payments. In addition, Wyeth-Ayerst has agreed to pay us development milestones and royalties from the sales of products resulting from the collaboration.

SOLVAY DUPHAR

In November 1995, we entered into an agreement with Solvay Duphar B.V. Under this agreement, Solvay subscribed to our Mapping Array and Directed Array programs. Solvay has a non-exclusive license to our AMAP Chemistry Operating System. The total value of the agreement is up to $17.5 million in committed payments. Solvay has also agreed to make additional payments if we achieve certain development milestones and to pay royalties on sales of any drugs that result from the relationship. In connection with this collaboration, an affiliate of Solvay, Physica B.V., made a $7 million equity investment.

MONSANTO

We entered into a five-year collaboration with Monsanto in December 1996. Under this agreement, we provided Monsanto with access to our Mapping and Directed Array programs for use in the development of agrochemicals. In January 2000, we expanded the Monsanto collaboration to cover life science applications, including pharmaceutical use by G.D. Searle, and extended the term until 2002. We also agreed to provide Monsanto with Compass Array and Mapping Array libraries through 2001 and Compass Array libraries only through 2002. We also converted the Monsanto agrochemical Directed Array Program into a credit for pharmaceutical lead optimization services. The total value of this agreement is up to $12.7 million in committed payments. In addition, Monsanto has agreed to pay us development milestones and royalties from the sales of products resulting from the collaboration. In July 1998, we received a milestone payment for a Mapping Array compound selected by Monsanto for entry into field trials.

SANKYO

In November 1997, we entered into an agreement with Sankyo Company, Ltd. to discover and optimize drug candidates. Under the terms of the agreement, Sankyo received a three-year subscription to our Mapping Array program to discover new lead compounds. Sankyo has also committed to a minimum number of Directed Array Programs during the term of the agreement. The total value of the agreement is up to $9 million in committed payments. Sankyo has also agreed to pay us developmental milestones and royalties resulting from sales of any products resulting from this collaboration.

JOHNSON & JOHNSON

In December 1998, we entered into a four-year collaboration with R.W. Johnson Pharmaceutical Research Institute, a division of Johnson & Johnson, Inc., in which R.W. Johnson subscribed to our Mapping Array program. During the term of the agreement, R.W. Johnson has committed to pay us an aggregate of $8.1 million to deliver Mapping Array libraries. In addition, R.W. Johnson has agreed to pay us developmental milestones and royalties from sales of any products resulting from this collaboration.

ABBOTT LABORATORIES

In June 1995, we entered into an agreement with Abbott Laboratories. Under this agreement Abbott subscribed to our Mapping Array and Directed Array programs. This collaboration was extended on two occasions and ended successfully in March 1999. Abbott has agreed to pay us developmental milestones and royalties from sales of any products resulting from this collaboration.

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ROCHE BIOSCIENCE

In September 1996, we entered into an agreement with Roche Bioscience. Under this agreement, we synthesized Directed Array compounds. Our obligations under this agreement ended in March 1999. Roche Bioscience has agreed to pay us developmental milestones and royalties from sales of any products resulting from this collaboration. In May 1999, we received a milestone payment from Roche Bioscience for a Directed Array compound that was chosen for IND enabling toxicology studies.

BIOTECHNOLOGY COLLABORATIONS

The following table summarizes our collaborations with biotechnology companies:

COMPANY                             AREA OF FOCUS
------------------------------------------------------------------------------------------------
ACADIA Pharmaceuticals, Inc.        Cell-Based Assays
Genzyme Corporation                 Cancer
Immunex Corporation                 Inflammatory Disorders
Scriptgen Pharmaceuticals,          RNA/Protein Interaction
  Inc.
Genome Therapeutics Corp.           Functional Genomic Targets

Under these agreements, we provide the biotechnology companies with access to our screening libraries and agree to collaborate with them to conduct drug discovery research. We seek to partner with biotechnology companies because they have access to a wealth of proprietary targets. We structure these agreements differently from our collaborations with pharmaceutical companies.

In our collaborations to date, we have supplied our Mapping Array libraries to our biotechnology partners under a material transfer and screening agreement which permitted the partner to use our libraries to screen against a limited number of their targets. If they identified and confirmed any active compounds, we would enter into a research collaboration agreement to develop promising compounds up to IND status. Under these agreements, we provided our partner with a chemistry resource for lead generation, qualification and optimization and the partner typically provided target discovery, screening and secondary testing of compounds. In this model, each party bore its own costs through commercialization of the drug candidate. After commercialization, we agreed to share all revenues equally with our partner.

PATENTS AND PROPRIETARY RIGHTS

We have a number of issued U.S. and foreign patents, and numerous patent applications in the U.S. and other countries. We depend, in part, on these patents to protect our technology and products. We also rely upon our trade secrets, know-how and continuing technological advances to develop and maintain our competitive position. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees and consultants to sign confidentiality and invention assignment agreements. We intend these agreements to protect our proprietary information by controlling the disclosure and use of technology to which we have rights. These agreements also provide that we will own all the proprietary technology developed at ArQule or developed using our resources.

COMPETITION

The biotechnology industry is highly competitive. Our services and products face competition based on several factors, including size, diversity and ease of use of compound libraries; speed and costs of identifying and optimizing potential lead compounds; and patent position. We compete with many organizations that are engaged in attempting to identify and optimize compounds. They include

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biotechnology, pharmaceutical, agrochemical, combinatorial chemistry and other companies; academic and scientific institutions; governmental agencies; and public and private research organizations.

Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators. In addition to competition for our customers, these organizations also compete with us in recruiting and retaining highly qualified scientific and management personnel.

Historically, pharmaceutical and agrochemical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent a significant potential market for our products and services, are developing in-house combinatorial chemistry and other methodologies to improve productivity, including major investments in robotics technology to permit the automated parallel synthesis of compounds. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources against which they may screen new targets. Other sources of compounds include extracts from natural products such as plants and microorganisms and compounds created using rational design. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which we are working either on their own or through collaborative efforts.

GOVERNMENT REGULATION

Our research and development processes involve the controlled use of hazardous materials. Although we are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products, the license or sale of our products is not subject to significant government regulations. Our future profitability, however, depends on our collaborators selling pharmaceuticals and other products developed from our compounds that may be subject to government regulation.

Virtually all pharmaceutical products developed by our collaborative partners will require regulatory approval by governmental agencies prior to commercialization. The nature and the extent to which these regulations apply to our collaborative partners varies depending on the nature of their pharmaceutical products. In particular, human pharmaceutical products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of these pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require substantial resources.

Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an IND that the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, we or our collaborator will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval. Clinical trials are normally done in three phases and generally take many years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, we or our collaborator will be required to file an NDA and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time and effort. NDAs submitted to the FDA can take several years to obtain approval.

--------------------------------------------------------------------------------
 34

BUSINESS
--------------------------------------------------------------------------------

Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review. If and when the FDA approves any of our collaborators' products under development, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with current Quality Systems Regulations and Good Manufacturing Practices, known as QSR/GMP, adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

For marketing outside the United States, we will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

Fertilizers, pesticides and other agrochemical products sold by our collaborators will also be subject to regulation.

PROPERTIES

In November 1999, we moved our main operations to a new facility in Woburn, Massachusetts, which includes approximately 128,000 square feet of laboratory and office space. This facility was designed to our specific requirements and we believe represents a state-of-the-art chemistry-based drug discovery facility. We have a 15 year lease on these facilities, with options to extend the original lease term by two additional five-year periods. Further, we have options to expand our operations into approximately 130,000 square feet of additional space to be constructed on an adjacent lot. We also have options to purchase the entire building and the adjacent lot.

Our research facilities include approximately 68,000 square feet of laboratory and office space in Medford, Massachusetts. We lease these facilities under three lease agreements, one of which expires on July 30, 2000, one of which expires on July 30, 2005 and one of which expires on July 30, 2006. We believe our facilities are adequate for our current operations.

EMPLOYEES

As of March 1, 2000, we employed 250 people, of whom 84 have Ph.D. degrees. 111 of our employees were engaged in operations, 116 were engaged in research and development, and 23 were engaged in marketing and general administration. None of our employees are covered by collective bargaining agreements. We believe that we have good relations with our employees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Management

Set forth below is certain information regarding our executive officers and directors, including their respective ages, as of March 1, 2000:

                      NAME                            AGE                            POSITION
-------------------------------------------------------------------------------------------------------------------

Dr. Stephen A. Hill.............................      41       President, Chief Executive Officer and a Director

Philippe Bey, Ph.D..............................      57       Senior Vice President of Research and Development
                                                               and Chief Scientific Officer

David C. Hastings...............................      38       Vice President, Chief Financial Officer and
                                                               Treasurer

Michael D. Rivard...............................      34       Vice President, Legal, General Counsel and Assistant
                                                               Secretary

John M. Sorvillo, Ph.D. ........................      45       Vice President, Business Development

Robert F. Tilton, Ph.D. ........................      42       Vice President, Information Management

Anthony Messina.................................      53       Vice President, Human Development

James Kyranos, Ph.D. ...........................      38       Vice President, Systems Technologies

Stephen M. Dow..................................      44       Director

L. Patrick Gage.................................      57       Director

Michael Rosenblatt, M.D. .......................      52       Director

Werner Cautreels, Ph.D. ........................      47       Director

Laura Avakian...................................      54       Director

Tuan Ha-Ngoc....................................      48       Director

STEPHEN A. HILL. Stephen A. Hill, B.M., B.Ch., M.A., F.R.C.S. has served as our President and CEO since April 1999. Prior to his employment with us, Dr. Hill was the Head of Global Drug Development at F. Hoffmann-La Roche Ltd. He joined Roche in 1989 as Medical Adviser to Roche Products in the United Kingdom. He held several senior positions there, including that of Medical Director, with responsibility for clinical trials of compounds across a broad range of therapeutic areas, including those of CNS, HIV, cardiovascular, metabolic, and oncology products. Dr. Hill also served as Head of International Drug Regulatory Affairs at Roche headquarters in Basel, Switzerland, where he led the regulatory submissions for seven major new chemical entities globally. He also was a member of Roche's Portfolio Management, Research, Development and Pharmaceutical Division Executive Boards. Prior to Roche, Dr. Hill served for seven years with the National Health Service in the United Kingdom, in General and Orthopedic Surgery. Dr. Hill is a Fellow of the Royal College of Surgeons of England, and holds his scientific and medical degrees from St. Catherine's College at Oxford University.

PHILIPPE BEY, PH.D. Philippe Bey, Ph.D. has served as our Chief Scientific Officer and Senior Vice President of Research and Development since August 1999. Dr. Bey has previously held various senior management positions at Hoechst Marion Roussel (HMR), Marion Merrell Dow, Inc. and Selectide, a combinatorial chemistry company fully owned by HMR. While at HMR, he coordinated U.S. Research & Development programs and participated in a task force that defined HMR's strategic plans. At Marion Merrell Dow, where he served as Vice President of Global Research, he designed research strategies to incorporate new technologies and internal organizational competencies while improving productivity. Dr. Bey also served as President of Selectide. Dr. Bey earned his BS and Ph.D. Chemistry qualifications at the Louis Pasteur University in Strasbourg, France, and conducted post-doctoral training at the California Institute of Technology in Pasadena.

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
MANAGEMENT
--------------------------------------------------------------------------------

DAVID C. HASTINGS. David C. Hastings has served as our Vice President and Chief Financial Officer since February 2000. Prior to his employment with us, Mr. Hastings was Vice President and Corporate Controller at Genzyme, Inc. where he was responsible for the management of the finance department. Prior to his employment with Genzyme, Mr. Hastings was the Director of Finance at Sepracor, Inc. where he was primarily responsible for Sepracor's internal and external reporting. Mr. Hastings is a Certified Public Accountant and received his BA in Economics at the University of Vermont.

MICHAEL D. RIVARD. Michael D. Rivard has served as our Vice President, Legal, General Counsel and Assistant Secretary since 1997. Prior to his employment with us, he served as Associate Counsel at the University of Massachusetts, where he was responsible for legal matters relating to intellectual property, technology transfer, and sponsored research for the five-campus University System. Prior to his position at the University of Massachusetts, Mr. Rivard was employed as a corporate attorney at the law firm of Palmer & Dodge LLP, practicing mainly in the area of intellectual property law and corporate law for biotechnology companies. He received his JD from the UCLA School of Law and his BA in Biochemistry from Bowdoin College.

JOHN M. SORVILLO, PH.D. John M. Sorvillo, Ph.D. joined us as our as Vice President of Business Development in 1995 after performing consulting services for us for several months. Prior to his employment with us, Dr. Sorvillo was employed by Oncogene Science, Inc., a biotechnology company, in a variety of positions, most recently as Vice President and General Manager. Dr. Sorvillo attended the Massachusetts Institute of Technology Program for Senior Executives. He received his Ph.D. in Immunology from the New York University Medical Center and his BA in Biology from the City University of New York, Hunter College.

ROBERT F. TILTON, PH.D. Robert F. Tilton, Ph.D. joined us in 1997 and is our Vice President of Information Management. Prior to his employment with us, Dr. Tilton was employed at Bayer Inc. for nine years, where he was responsible for initiating and developing a comprehensive and integrated group consisting of Structural Biology, Protein Biochemistry, Computational Chemistry and Analytical Chemistry. Prior to joining Bayer, Dr. Tilton was Assistant Professor in the Department of Molecular Biology at Scripps Research Institute. Dr. Tilton received his doctorate degree in pharmaceutical chemistry from the University of California at San Francisco under the direction of Professor I.D. Kuntz and did his post-doctoral work in the laboratory of Professor G.A. Petsko in the Department of Chemistry at the Massachusetts Institute of Technology.

ANTHONY S. MESSINA. Anthony S. Messina joined us in 1997 and has served as our Vice President of Human Development since June 1999 when he was promoted from Senior Director of Human Development. His responsibilities include working with the senior leadership team to ensure our culture is one in which each employee can develop their skills and talents, contribute to the business in meaningful ways and be recognized and rewarded appropriately for their contributions. Prior to joining us, he was Vice President for Camden Consulting where he specialized in executive coaching. Prior to that, he was Human Resources Manager for Varian Associates. Mr. Messina received his BBA in management from the University of Massachusetts.

JAMES N. KYRANOS, PH.D. James N. Kyranos, Ph.D. has served as our Vice President of Systems Technologies since September 1998 and prior to that was our Senior Director of Analytical Chemistry. His responsibilities include the development of automated workstations for high-throughput parallel synthesis of combinatorial libraries, as well as high-throughput techniques for compound characterization and purification. Prior to his employment with us, Dr. Kyranos was Director of Analytical Chemistry at Biodevelopment Laboratories, Inc. and worked at Arthur D. Little, Inc., where he was involved in conducting contract research in support of pharmaceutical and agrochemical registration. Dr. Kyranos received his Ph.D. in Mass Spectrometry with Professor Paul Vouros at Northeastern University and has a BA in Chemistry and Biology from Boston University.

--------------------------------------------------------------------------------

MANAGEMENT
--------------------------------------------------------------------------------

STEPHEN M. DOW. Stephen M. Dow has been a director since our inception in December 1993. Since 1983, he has been a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow serves as a director of Citrix Systems, Inc., Corsair Communications, Inc. and several privately held companies.

L. PATRICK GAGE, PH.D. L. Patrick Gage, Ph.D. has been a director since January 1998. Since March 1998, Dr. Gage has been the President of Wyeth-Ayerst Research, a division of American Home Products Corporation, a pharmaceutical company. Prior to that, Dr. Gage was employed by Genetics Institute, Inc., a biopharmaceutical company, in a variety of positions including President.

MICHAEL ROSENBLATT, M.D. Michael Rosenblatt, M.D. has been a director since April 1998. From 1992-1998, Dr. Rosenblatt served as the Robert H. Ebert Professor of Molecular Medicine at the Harvard Medical School, Chief of the Division of Bone and Mineral Metabolism at Beth Israel Hospital, and the director of the Harvard MIT Division of Health Sciences and Technology. Since 1993, he has also been a faculty member in the department of Biological Chemistry and Molecular Pharmacological, Biological and Biomedical Sciences Program of the Division of Medical Sciences at Harvard University. From 1996-1999, he has been the executive director of the Carl J. Shapiro Institute for Education and Research at Harvard Medical School and Beth Israel Deaconess Medical Center. Since 1996, he has been Harvard faculty dean for academic programs at the Beth Israel Deaconess Medical Center. He is now the President (interim) of Beth Israel Deaconess Medical Center and the George R. Minot Professor of Medicine at Harvard Medical School. Prior to 1992, Dr. Rosenblatt was the Senior Vice President for Research at Merck Research Laboratories, a pharmaceutical company. Dr. Rosenblatt serves as a director of Creative Biomolecules, Inc. and certain privately held companies.

WERNER CAUTREELS, PH.D. Werner Cautreels, Ph.D. has been a director since September 1999. Since May 1998, Dr. Cautreels has been the Global Head of Research and Development of Solvay Pharmaceuticals. Prior to that, Dr. Cautreels had been employed by Nycomed Amersham Ltd., Sterling Winthrop, and Sanofi in a variety of positions in Research and Development.

LAURA AVAKIAN. Laura Avakian has been a director since March 2000. Ms. Avakian is currently Vice President for Human Resources for the Massachusetts Institute of Technology where she directs all human resource programs and oversees the institution's Medical Department. Prior to joining MIT, she was Senior Vice President, Human Resources, for Beth Israel Deaconess Medical Center and for its parent corporation CareGroup. She has previously served as President of the American Society for Healthcare Human Resources Administration, and has received the distinguished service award, literature award and chapter leadership award from that society. She received the 1996 Award for Professional Excellence in Human Resources Management from the Society for Human Resource Management. She has also served as editor of the Yearbook of Healthcare Management and authored numerous chapters and articles on human resources management. Ms. Avakian received her BA degree from the University of Missouri at Columbia and her MA degree from Northwestern University.

TUAN HA-NGOC. Tuan Ha-Ngoc has been a director since March 2000. Mr. Ha-Ngoc is the founder, Chief Executive Officer and a director of eHealthDirect, Inc., which provides an advanced business to business financial transactions platform for health care benefits administration. Mr. Ha-Ngoc was previously the Vice President of Strategic Development at American Home Products Corporation where he directed its corporate strategy in the pharmaceuticals industry. Prior to joining AHP, he was an Executive Vice President for Genetics Institute, Inc. Mr. Ha-Ngoc is a member of the Board of Fellows and Chairman of the Research Committee at the Harvard School of Dental Medicine. He is also a member of the Board of Trustees of the Lupus Foundation. Mr. Ha-Ngoc received an MBA from INSEAD and received a Master's Degree in Pharmacy from the University of Paris, France.

--------------------------------------------------------------------------------
 38

--------------------------------------------------------------------------------
Underwriting

We have entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read LLC, Chase Securities Inc. and CIBC World Markets Corp. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.

NAME                                                            NUMBER OF SHARES
--------------------------------------------------------------------------------
Warburg Dillon Read LLC.....................................
Chase Securities Inc. ......................................
CIBC World Markets Corp. ...................................
       Total................................................

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession of
$     per share to certain other dealers. The underwriters may also allow to dealers, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 375,000 additional shares of our common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. To the extent that the underwriters exercise the over-allotment option in part and not in full, the underwriters will purchase shares from us on a pro rata basis. The underwriters have severally agreed that, to the extent the over-allotment option is exercised,

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                                                               PAID BY US
                                                                   NO EXERCISE OF    FULL EXERCISE OF
                                                                   OVER-ALLOTMENT     OVER-ALLOTMENT
                                                                       OPTION             OPTION
-----------------------------------------------------------------------------------------------------
     Per
   Share ........................................................     $                   $
   Total ........................................................     $                   $

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $362,000.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

We and our directors and executive officers have agreed pursuant to certain "lock-up" agreements with the underwriters that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 90 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Warburg Dillon Read LLC, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Warburg Dillon Read LLC has no current plan to do so.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

- Stabilizing transactions. The representatives may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

- Over-allotments and syndicate covering transactions. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with this offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

- Penalty bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National

--------------------------------------------------------------------------------
 40

UNDERWRITING
--------------------------------------------------------------------------------

Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

Legal matters

Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, will pass on the validity of the shares of common stock offered by this prospectus. Michael E. Lytton, a partner of Palmer & Dodge LLP, is our Secretary. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon certain legal matters in connection with this offering for the underwriters.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." Copies of these materials can also be inspected and copied at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500. Copies of certain information filed by us with the Commission are also available on our Web Site at www.arqule.com. Our Web Site is not part of this prospectus. Our common stock is listed on Nasdaq National Market. Reports and other information concerning us can be inspected at the offices of the Nasdaq National Market.

Incorporation of certain documents by reference

The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

- Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 23, 2000.

--------------------------------------------------------------------------------
 42

UNDERWRITING
--------------------------------------------------------------------------------

- The description of our common stock contained in our Registration Statement on Form 8-A, filed on September 25, 1996 including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all of the securities covered by this prospectus. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to: ArQule, Inc., 19 Presidential Way, Woburn, MA 01801, Attn: David C. Hastings, (781) 994-0300.

--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF THE TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

           ---------------------------------------------------------

                                2,500,000 SHARES
                                 [INSERT LOGO]
                                  ARQULE, INC.
                                  COMMON STOCK

                            WARBURG DILLON READ LLC

                                   CHASE H&Q

                               CIBC WORLD MARKETS

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be borne by the Company in connection with the securities being registered are as follows:

SEC registration fee........................................    $ 13,685
NASD Filing Fee.............................................       6,340
Accounting fees and expenses................................      50,000
Legal fees and expenses.....................................     200,000
Printing and photocopying expenses..........................      75,000
Miscellaneous expenses......................................      16,975
                                                                --------
    Total...................................................    $362,000
                                                                ========

All of the above figures, except the SEC registration and NASD filing fees are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court. Article V of our Amended and Restated By-laws provides that the Company shall, to extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article V also provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Section 7 of Article FIFTH of our Restated Certificate eliminates a director's personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith,

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 16. EXHIBITS

See the Exhibit Index immediately following the signature page.

ITEM 17. UNDERTAKINGS

(a) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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II- 2

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Signatures

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WOBURN, COMMONWEALTH OF MASSACHUSETTS, ON MARCH 27, 2000.

                                         Arqule, Inc.

                                         By:       /s/ STEPHEN A. HILL
                                          --------------------------------------
                                                     Stephen A. Hill
                                          President and Chief Executive Officer

Power of Attorney

Each individual whose signature appears below hereby constitutes and appoints Stephen A. Hill, David C. Hastings and Michael E. Lytton, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a "Rule 462(b) registration statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement or any Rule 462(b) registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent to any of them, or any substitution or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Witness our hands and common seal on the dates set forth below.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                        TITLE                          DATE
------------------------------------------------------------------------------------------------------------
/s/ STEPHEN A. HILL                                 President and Chief Executive Officer     March 27, 2000
------------------------------------------------    (Principal Executive Officer)
Stephen A. Hill

/s/ PHILIPPE BEY                                    Senior Vice President of Research and     March 27, 2000
------------------------------------------------    Development, Chief Scientific Officer
Philippe Bey

/s/ DAVID C. HASTINGS                               Vice President, Chief Financial           March 27, 2000
------------------------------------------------    Officer and Treasurer (Principal
David C. Hastings                                   Financial Officer and Principal
                                                    Accounting Officer)

/s/ LAURA AVAKIAN                                   Director                                  March 27, 2000
------------------------------------------------
Laura Avakian

/s/ WERNER CAUTREELS                                Director                                  March 27, 2000
------------------------------------------------
Werner Cautreels

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                                                                           II- 3

                   SIGNATURE                                        TITLE                          DATE
------------------------------------------------------------------------------------------------------------
/s/ STEPHEN M. DOW                                  Director                                  March 27, 2000
------------------------------------------------
Stephen M. Dow

/s/ L. PATRICK GAGE                                 Director                                  March 27, 2000
------------------------------------------------
L. Patrick Gage

/s/ TUAN HA-NGOC                                    Director                                  March 27, 2000
------------------------------------------------
Tuan Ha-Ngoc

/s/ MICHAEL ROSENBLATT                              Director                                  March 27, 2000
------------------------------------------------
Michael Rosenblatt

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II- 4

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EXHIBIT INDEX

NUMBER                           DESCRIPTION
---------------------------------------------------------------------
  1.1    Form of Underwriting Agreement.*

  4.1 Specimen Common Stock Certificate. Filed as Exhibit 4.1 to our Registration Statement on Form S-1 (File No. 333-11105) and incorporated herein by reference.

  5.1    Opinion of Palmer & Dodge LLP. Filed herewith.

 23.1    Consent of Counsel (contained in opinion of Palmer & Dodge
         LLP filed as Exhibit 5).

 23.2    Consent of PricewaterhouseCoopers LLP. Filed herewith.

 24 Power of Attorney. Included on signature page to this Registration Statement.

-------------------------

* To be filed by amendment.

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